     Exhibit 10.3

7201 Metro Blvd., Edina, MN 55439

Changes to Severance Programs for NEOs Terminated without Cause

Policies Approved by the Compensation Committee 1/23/17

1)
Equity Acceleration: If an employee is involuntarily terminated without Cause (or terminates for Good Reason, each as defined in that employee’s employment agreement, if any, and otherwise pursuant to the Company’s policies), then they are entitled to acceleration of vesting of their unvested restricted stock units (RSUs) and stock appreciation rights (SARs). This is a temporary policy change that applies to involuntary terminations without Cause effective on or before August 31, 2018. This does not affect any other terms of the equity agreements or the Company’s Long-Term Incentive Plans.

2)	Lump Sum Severance.

Upon an involuntary termination without Cause (or termination for Good Reason, each as defined in their employment agreement), we intend to pay the cash portion of any severance to which the employee is entitled under their employment agreement in a lump sum rather than as salary continuation, subject to applicable tax withholding, unless the receipt of such payment (or portion of such payment) in a lump sum rather than pursuant to the schedule established in the employee’s employment agreement would create adverse tax consequences to the employee (in the reasonable judgment of the Company after consultation with the employee).

3)
No Offset for Full-Time Employment. We will no longer offset cash severance with the earnings from other employment, as long as the other employment is non-competitive employment, as determined according to the terms of the employment agreement. The employment agreement provisions regarding covenant not to compete and the Company’s right to claw back severance amounts, including any lump sum payment, for violation of the non-compete and non-solicitation covenants remain in place.

Except as described above, no provision of any employment agreement is affected by the Compensation Committee’s actions.